Exhibit 23.9

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent petroleum engineers, PetroTechnical Services Division of Schlumberger Technology Corporation hereby consents to the inclusion or incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of information from our firm’s reserves report dated 31 January 2014 entitled Reserve and Economic Evaluation Of Proved Reserves Of Certain BreitBurn Management Company, LLC Illinois and Michigan Basin Oil And Gas Interests As Of 31 December 2013 Executive Summary, and all references to our firm included in or made part of the Registration Statement.

SCHLUMBERGER TECHNOLOGY CORPORATION

/s/ Charles M. Boyer II
Charles M. Boyer II, PG, CPG
Northeast Basin Business Manager
Advisor – Unconventional Reservoirs

Pittsburgh, Pennsylvania

January 8, 2015